UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 4, 2008

KERRISDALE MINING CORPORATION

(Exact name of registrant as specified in Charter)

Nevada	333-147698	98-0557582
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

Floor 8, Xueyuan Tower
No. 1, Zhichun Road
Beijing, People’s Republic of China 100083

(Address of Principal Executive Offices)

(86) 1501-158-6601

 (Issuer Telephone Number)

750 West Pender Street, Suite 804
Vancouver, British Columbia, Canada V6C 2T7

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Departure of Directors and Certain Officers

Effective September 4, 2008, Mr. John S. Morita voluntarily resigned from his position as President, Chief Executive Officer and a member of the board of directors (the “Board”) of Kerrisdale Mining Corporation (the “Company”). Mr. Morita's decision to resign was not the result of a disagreement with the Company regarding its operations, policies or practices.

(c)           Appointment of Certain Officers

Effective September 4, 2008, the Board appointed Mr. Huoqi Chen as the Company’s President and Chief Executive Officer to fill the vacancies in these offices created by the resignation of Mr. Morita. There are no arrangements or understandings between Mr. Chen or any other person(s) pursuant to which he was appointed to the offices created by Mr. Morita’s resignation, and the Company has not entered into, nor has any currently proposed plans to enter into, any transactions in which Mr. Chen, or any of his immediate family members, has or will have a direct or indirect material interest. The Company has not entered into an employment agreement with Mr. Chen.

Mr. Chen is also the Company’s Chief Financial Officer, Treasurer and Secretary, as well as a member of the Board, positions which he has held since August 12, 2008. Additionally, since 1995, Mr. Chen has been President of Beijing Green Source Technology Corp., a wastewater treatment company, and Beijing CNC Technology Corp., which develops composite reverse osmosis membrane technologies for the wastewater treatment industry.  From May 1992 to August 1995, Mr. Chen was President of Beijing Yuanquan New Technology Corp. Mr. Chen received his degree in Industrial Enterprise Management from the Beijing Institute of Economics in 1982.  Mr. Chen also received his degree in Industrial Economy Management from the China Academy of Social Sciences in 1985.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Kerrisdale Mining Corporation (Registrant)

Date: September 4, 2008	By:	/s/ Huoqi Chen
Huoqi Chen
Chief Executive Officer